UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 13, 2017
Date of report (Date of earliest event reported)

SUPPORT.COM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-30901	94-3282005
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

900 Chesapeake Drive, Second Floor, Redwood City, CA 94063
(Address of Principal Executive Offices) (Zip Code)

(650) 556-9440
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed in the Current Report on Form 8-K, Item 5.07, “Submission of Matters to a Vote of Security Holders,” filed by Support.com, Inc. (the “Company”) on June 24, 2016, the Company’s stockholders approved a proposal authorizing the Company’s Board of Directors (the “Board”), in its discretion, to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) at a ratio ranging from one-for-three (1:3) to one-for-seven (1:7) to be determined by the Board and effected, if at all, within one year from the date of the stockholder approval.

Accordingly, on December 9, 2016, the Board approved a one-for-three reverse stock split of the Common Stock (the “Reverse Stock Split”) and approved the filing of a Certificate of Amendment to the Restated Certificate of Incorporation of the Company to effectuate the Reverse Stock Split (the “Certificate of Amendment”). The Certificate of Amendment was filed with the Secretary of State of the State of Delaware on January 13, 2017, and the Reverse Stock Split will become effective in accordance with the terms of the Certificate of Amendment at 12:01 a.m. Eastern Standard Time on January 20, 2017 (the “Effective Time”).

At the Effective Time, every three shares of Common Stock issued and outstanding will automatically combine into one share of issued and outstanding Common Stock, without any change in the par value per share.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock will be adjusted from 55,652,323 shares to approximately 18,550,774 shares, and the number of authorized shares of Common Stock will be adjusted from 150,000,000 shares to 50,000,000 shares. The number of authorized shares of preferred stock under the Restated Certificate of Incorporation remains the same. The Reverse Stock Split will also affect the Company’s outstanding stock options and other exercisable or convertible instruments and will result in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio.

Fractional shares will not be issued as a result of the Reverse Stock Split; instead, holders of pre-Reverse Stock Split shares of the Company’s Common Stock, who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split, will receive a cash payment in lieu of fractional shares to which they would otherwise be entitled on a post-Reverse Stock Split share basis for such fractional interests.

The Company’s transfer agent, Computershare Trust Company, N.A., will act as exchange agent for the Reverse Stock Split and will send instructions to stockholders of record regarding the exchange of certificates for Common Stock.

The Common Stock is expected to begin trading on The NASDAQ Capital Market on a Reverse Stock Split-adjusted basis at the open of the market on January 20, 2017. There will be no change in the Company’s NASDAQ ticker symbol, “SPRT,” as a result of the Reverse Stock Split. In connection with the Reverse Stock Split, the CUSIP number for the Common Stock has been changed to 86858W200.

The information set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment that effectuated the Reverse Stock Split, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On January 13, 2017, the Company issued a press release announcing the Reverse Stock Split as described in Item 5.03. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Restated Certificate of Incorporation of the Company filed on January 13, 2017.

99.1	Press Release issued by the Company on January 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2017

SUPPORT.COM, INC.

By:	/s/ Michelle Johnson
Name:	Michelle Johnson
Title:	VP, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Certificate of Amendment of Restated Certificate of Incorporation of Support.com, Inc. filed on January 13, 2017.

99.1	Press Release issued by the Company on January 13, 2017.